Exhibit 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

REPORTS 52% INCREASE IN 2012 NET INCOME

DILUTED E.P.S. OF $0.64 COMPARED WITH $0.42 FOR PREVIOUS YEAR

GEORGE TOWN, Grand Cayman, Cayman Islands (March 13, 2013) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the year ended December 31, 2012. The Company will host an investor conference call tomorrow, March 14, 2013, at 11:00 a.m. EDT (see details below) to discuss its 2012 operating results and other topics of interest.

Net income attributable to CWCO stockholders increased 52% to $9,315,514, or $0.64 per diluted share, for the year ended December 31, 2012, compared with net income attributable to CWCO stockholders of $6,113,218, or $0.42 per diluted share, for the year ended December 31, 2011. Net income during 2012 included $2,464,773 in earnings and profit sharing derived from the Company’s equity investment in its affiliate, OC-BVI, compared with $838,652 in earnings from this affiliate in 2011. The increase in the earnings derived by CWCO from OC-BVI was due to the receipt by OC-BVI during the fourth quarter of 2012 of approximately $4.7 million of the amount awarded in the Baughers Bay litigation.

Total revenues for the year ended December 31, 2012 increased 19% to approximately $65.5 million, compared with approximately $55.2 million in 2011.

Retail water revenues increased 4% to approximately $24.2 million (37% of total revenues) in 2012, versus approximately $23.4 million (42% of total revenues) for the year ended December 31, 2011. The improvement in retail revenues reflected an increase in the Company’s base rates of approximately 4% due to an upward movement in the consumer price indices used to determine annual base rate adjustments which become effective in the first quarter of each year, partially offset by an approximate 2% decrease in the number of total gallons sold in 2012 due to abnormally high rainfall on Grand Cayman Island during the second quarter of 2012.

Bulk water revenues increased 33% to approximately $40.8 million (62% of total revenues) in the most recent year, compared with approximately $30.8 million (56% of total revenues) in the previous year, reflecting a 32% increase in the number of gallons of water sold, which was primarily attributable to the expansion of the Company’s Blue Hills plant in the Bahamas during the fourth quarter of 2011.

Services revenues declined to $469,625 for the year ended December 31, 2012, compared with $1,040,280 in 2011, due to the expiration of the management services contract for the Bermuda plant on June 30, 2011 and a reduction in plant sales revenues due to a lack of customer plant construction activity in 2012. These revenue decreases were partially offset by an increase in the management fees the Company earned from OC-BVI due to higher earnings recognized by this affiliate in 2012 when compared with 2011.

Consolidated gross profit rose 16% to approximately $22.0 million (34% of total revenues) in 2012, compared with approximately $19.0 million (34% of total revenues) in the previous year. Gross profit on retail revenues increased 7% to approximately $12.7 million in the most recent year (52% of retail revenues), compared with approximately $11.9 million (51% of retail revenues) for the year ended December 31, 2011. Gross profit on bulk revenues increased 37% to approximately $9.1 million (22% of bulk revenues) in 2012, from approximately $6.6 million (22% of bulk revenues) a year earlier. The bulk segment’s incremental gross profit for 2012 was due to the increase in the volume of water sold. The services segment recorded a gross profit of $239,507 for the year ended December 31, 2012, compared with a gross profit of $531,941 in 2011. The decrease in the services segment gross profit in 2012 was due to the reduction in revenues discussed above.

General and administrative (“G&A”) expenses increased 7% to $14,542,817 in 2012, versus $13,651,650 in 2011, due to incremental employee costs of approximately $486,000 attributable primarily to additional management and IT personnel and base salary increases; approximately $277,000 in additional research and development expenses; an increase of approximately $821,000 in business development costs for projects other than the Company’s consolidated Mexico affiliate’s Rosarito Plant; incremental depreciation expense of approximately $170,000; and smaller increases in various miscellaneous expense categories. The overall increase in G&A expenses was partially offset by a decrease of approximately $1.3 million in project development costs incurred by the Company’s consolidated Mexico affiliate, N.S.C. Agua, S.A. de C.V. (“NSC”).

Interest income decreased 30% to $835,941 for the year ended December 31, 2012, versus $1,200,999 in the previous year. Interest expense decreased 23% to $876,971 in 2012, from $1,141,744 in 2011 as a result of the prepayment on March 31, 2012 of the remaining $8.5 million of 7.5% bonds payable and declining principal balances on the remaining bonds payable.

“Our primary business segments continued to perform well during 2012, with gross profits of the retail and bulk water segments improving in terms of total dollars, while gross profits as a percentage of segment revenues were relatively unchanged from prior-year levels,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “Retail gross profits increased by approximately $800,000 when compared with 2011 levels, while bulk gross profits rose approximately $2.4 million due to the 67% expansion in production capacity at the Blue Hills plant in November 2011. Net income increased by more than 52% to approximately $9.3 million, driven primarily by higher gross profits and a one-time gain from our equity investment in OC-BVI arising from the payment of the first portion of the amount awarded in the Baughers Bay litigation.”

“Our BVI affiliate collected approximately $4.7 million from the British Virgin Islands Government during the fourth quarter of 2012 and another $2.0 million in the first quarter of 2013, representing all outstanding amounts due under the 2009 court judgment with respect to water sold by OC-BVI from the Baughers Bay plant on the island of Tortola. Pursuant to the final June 2012 ruling of the appellate court, OC-BVI continues to pursue a further claim for the value of the Baughers Bay plant on the date it was turned over to the BVI Government in March 2010.”

“During the fourth quarter of 2012, we achieved several significant milestones in the development of our proposed 100 million gallon per day desalination plant in Rosarito, Baja California, Mexico,” continued Mr. McTaggart. “We are quite excited about the steady progress that has been achieved on this very important project, and we are targeting mid-2014 to begin construction of the plant.”

“In November 2012, we signed a Letter of Intent with Otay Water District in Southern California to provide no less than 20 million and up to 40 million gallons of desalinated water per day from the Rosarito Plant to the District at the border between Mexico and the United States. Also in November 2012, we signed a 20-year lease with Comisión Federal de Electriciadad for approximately 5,000 square meters of land within the Presidente Juarez Thermoelectric Plant property, on which we intend to construct the intake and outtake works of the Rosarito Plant. Achieving access to these areas within the boundaries of the federal power plant, and to the residual water from the cooling process of the thermoelectric plant, represent critical steps in the development of the project. We are very pleased with our ability to work closely with, and gain the confidence of, the Comisión in the achievement of this important milestone. In late November 2012, our strategic partner, Doosan Heavy Industries & Construction, began operating a pilot-scale seawater pretreatment system on the site of the proposed Rosarito Plant, and it is currently collecting water quality and pretreatment system performance data to support the design of the full-scale facility.”

“Construction of our first desalination plant in Bali, Indonesia, is nearing completion after about 18 months of development, engineering and construction,” noted Mr. McTaggart. “As is typical with development projects in new markets, we have experienced some delays due to technical challenges, but we expect to begin supplying water to resort properties in the Nusa Dua area during the second quarter of 2013. We view Bali as a highly attractive opportunity for long-term business growth due to the continued development of tourist properties in certain areas of Bali with insufficient freshwater resources.”

“We ended the year without a resolution of our Cayman Islands license negotiations, which have been ongoing for over four years. Recent correspondence from the outgoing Government indicates that we and the Government have not closed the gap between our respective positions. Consequently, we will continue to pursue a judicial review of the negotiation process through the Courts, which we believe could pave the way for more reasonable negotiations. We look forward to the results of the Cayman Islands general elections in May 2013,” concluded Mr. Taggart.

“In 2012 our Company continued to maintain its excellent financial condition, as evidenced by our year-end balance sheet,” noted Chief Financial Officer David W. Sasnett. “At December 31, 2012, our current assets included over $42 million in unrestricted cash and marketable securities, our current ratio was in excess of 7 to 1 and our total debt was a relatively insignificant $6.9 million as compared to stockholders’ equity of more than $134 million. Financially, Consolidated Water is well-positioned to pursue new projects and to execute its long-term growth strategies.”

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Thursday, March 14, 2013. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on March 14, 2013. A replay of the conference call will be available one hour after the call through Thursday, March 21, 2013 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10026223, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the governments of the jurisdictions in which we operate, the outcome of our negotiations with the Cayman government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the project under development in Baja California, Mexico and Bali, Indonesia, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or

via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$33,892,655	$37,624,179
Restricted cash	-	7,500,000
Marketable securities	8,570,338	8,496,372
Accounts receivable, net	12,516,466	8,537,232
Inventory	1,757,601	1,451,639
Prepaid expenses and other current assets	2,709,185	1,880,105
Current portion of loans receivable	1,812,532	1,843,600
Total current assets	61,258,777	67,333,127
Property, plant and equipment, net	58,993,406	64,185,110
Construction in progress	2,612,800	141,204
Inventory, non-current	3,970,241	3,861,470
Loans receivable	9,028,279	10,758,873
Investment in OC-BVI	6,925,346	6,634,598
Intangible assets, net	1,455,015	1,501,824
Goodwill	3,499,037	3,587,754
Other assets	2,706,185	2,855,471
Total assets	$150,449,086	$160,859,431

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,867,456	$4,617,770
Dividends payable	1,158,967	1,156,081
Current portion of long term debt	1,647,493	17,531,134
Total current liabilities	8,673,916	23,304,985
Long term debt	5,205,167	6,852,660
Other liabilities	435,413	420,430
Total liabilities	14,314,496	30,578,075
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 30,265 and 22,427 shares, respectively	18,159	13,456
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,593,011 and 14,568,696 shares, respectively	8,755,807	8,741,217
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	82,467,421	81,939,211
Retained earnings	42,965,179	38,030,943
Total Consolidated Water Co. Ltd. stockholders' equity	134,206,566	128,724,827
Non-controlling interests	1,928,024	1,556,529
Total equity	136,134,590	130,281,356
Total liabilities and equity	$150,449,086	$160,859,431

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2012	2011	2010
Retail water revenues	$24,222,895	$23,356,338	$21,864,252
Bulk water revenues	40,758,182	30,757,874	25,302,093
Services revenues	469,625	1,040,280	3,542,209
Total revenues	65,450,702	55,154,492	50,708,554
Cost of retail revenues	11,548,255	11,496,598	10,361,302
Cost of bulk revenues	31,679,887	24,127,488	20,907,981
Cost of services revenues	230,118	508,339	2,828,776
Total cost of revenues	43,458,260	36,132,425	34,098,059
Gross profit	21,992,442	19,022,067	16,610,495
General and administrative expenses	14,542,817	13,651,650	11,329,648
Impairment losses	521,444	-	-
Income from operations	6,928,181	5,370,417	5,280,847

Other income (expense):
Interest income	835,941	1,200,999	1,375,827
Interest expense	(876,971)	(1,141,744)	(1,584,771)
Profit sharing income from OC-BVI	343,454	-	-
Equity in earnings of OC-BVI	2,121,319	838,652	1,235,146
Other income	272,085	283,656	136,113
Other income, net	2,695,828	1,181,563	1,162,315
Net income	9,624,009	6,551,980	6,443,162
Income attributable to non-controlling interests	308,495	438,762	151,137
Net income attributable to Consolidated Water Co. Ltd. stockholders	$9,315,514	$6,113,218	$6,292,025

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.64	$0.42	$0.43
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.64	$0.42	$0.43
Dividends declared per common share	$0.30	$0.30	$0.30

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,578,518	14,560,259	14,547,065
Diluted earnings per share	14,606,148	14,596,013	14,597,894